Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-228839) pertaining to the 2014 Stock Incentive Plan and the 2017 Stock Incentive Plan of Aurora Mobile Limited,

(2) Registration Statement (Form S-8 No. 333-262205) pertaining to the 2021 Share Incentive Plan of Aurora Mobile Limited,

(3) Registration Statement (Form S-8 No. 333-274505) pertaining to the 2023 Share Incentive Plan of Aurora Mobile Limited, and

(4) Registration Statement (Form F-3 No. 333-290371) of Aurora Mobile Limited;

of our report dated March 27, 2026, with respect to the consolidated financial statements of Aurora Mobile Limited included in this Annual Report (Form 20-F) of Aurora Mobile Limited for the year ended December 31, 2025.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, The People’s Republic of China March 27, 2026